Exhibit 99.1

December 18, 2019

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2019 FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth quarter and full year net sales of $652.9 million and $2,403.7 million, respectively
•	Fourth quarter and full year net loss of $9.0 million and $12.3 million, respectively
•	Fourth quarter and full year Adjusted EBITDA[1] of $19.3 million and $102.1 million, respectively
•	Fourth quarter and full year Adjusted Net Income of $3.3 million and $30.0 million, respectively
•	Full year net cash provided by operating activities of $52.5 million and net debt reduction of $40.8 million
•

Fiscal year 2020 outlook: net sales of $2.45 to $2.6 billion, net income of $11 to $31 million, Adjusted EBITDA of $105 to $120 million, Adjusted Net Income of $32 to $50 million, and net cash provided by operating activities of $50 to $70 million

Milwaukee, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, today reported results for the three months ended October 31, 2019 (“fourth quarter 2019”). Consolidated net sales in the fourth quarter 2019 were $652.9 million, representing a decline of 1.0 percent over the three months ended October 31, 2018 (“fourth quarter 2018”). The decline in sales was primarily the result of lower Recreation segment shipments, partially offset by sales growth in the Commercial and Fire & Emergency (“F&E”) segments. Consolidated net sales were $2.4 billion for the twelve months ended October 31, 2019 (“full year 2019”), which was an increase of 0.9 percent over the twelve months ended October 31, 2018 (“full year 2018”).

The Company’s fourth quarter 2019 net loss was $9.0 million, or $0.14 per diluted share which included $7.6 million of impairment charges for the write-down of certain assets and final accounting for previous divestiture activity as well as expenses related to certain restructuring activities. Adjusted Net Income1 for the fourth quarter 2019 was $3.3 million, or $0.05 per diluted share, compared to Adjusted Net Income of $17.6 million, or $0.28 per diluted share, in the fourth quarter 2018. Net loss for the full year 2019 was $12.3 million, or $0.20 per diluted share, compared to net income of $13.0 million, or $0.20 per diluted share in full year 2018. Full year 2019 Adjusted Net Income was $30.0 million, compared to $72.7 million for the full year 2018, which represents a decline of 59 percent resulting from lower earnings from operations in the F&E and Recreation segments, partially offset by higher earnings in the Commercial segment, plus higher interest expense.

Adjusted EBITDA in the fourth quarter 2019 was $19.3 million, compared to $39.4 million in the fourth quarter 2018. The decrease in Adjusted EBITDA during the quarter was driven by lower profitability within the F&E and Recreation segments plus approximately $6.0 million of unforeseen issues related to abnormally high medical care claims experience and inefficiencies due to the restructuring of one fire plant within the quarter, partially offset by higher sales and profitability in the Commercial segment. Full year 2019 Adjusted EBITDA was $102.1 million, compared to $148.0 million in full year 2018.

“Our businesses navigated tight labor markets and trade concerns to deliver results that would have been in the middle of our revised guidance range, absent the abnormally high health care cost experienced in the fourth quarter,” said Tim Sullivan, CEO REV Group. “Fire & Emergency backlog grew 18% year over year, we received a pair of significant multi-year municipal transit contracts and won top design awards at the Elkhart RV Open House. We feel confident that the structural changes currently being implemented in Fire & Emergency and Recreation will position us to begin moving our performance back to more acceptable levels.”

[1]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

REV Group Fourth Quarter Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $269.0 million in the fourth quarter 2019, an increase of $18.5 million, or 7.4 percent, from $250.5 million in the fourth quarter 2018. Net sales for the quarter were in line with our revised expectations. Production of fire and ambulance units increased sequentially however ambulance sales declined year over year as production against a large municipal order began late in the fourth quarter 2019 for delivery starting late in the first quarter of fiscal 2020. F&E net sales for full year 2019 were $967.9 million, a decline of 1.2 percent from $956.6 million in full year 2018 due primarily to irregular ambulance order timing and delayed timing of fire shipments due to inefficiencies at one fire facility. F&E backlog at the end of the fourth quarter 2019 was $832.7 million, up 17.7 percent compared to $707.5 million at the end of fiscal year 2018, and up 7.3 percent from $775.7 million at the end of the third quarter 2019, reflecting the typically strong fourth quarter ordering pattern.

F&E segment Adjusted EBITDA was $7.4 million in the fourth quarter 2019, compared to $18.5 million in the fourth quarter 2018. The decrease in Adjusted EBITDA was primarily due to a reduction in gross profit margin resulting from labor inefficiencies during ongoing efforts to increase production capacity at our largest fire plant. Fourth quarter 2019 F&E segment Adjusted EBITDA margin was 2.8 percent of net sales, compared to 7.4 percent in the fourth quarter 2018. Full year 2019 Adjusted EBITDA in the F&E segment was $43.2 million, compared to $86.0 million in full year 2018. F&E segment Adjusted EBITDA margin for full year 2019 was 4.5 percent of sales, compared to 9.0 percent for full year 2018.

Mr. Sullivan commented, “We expect to regain production and profitability momentum within the F&E segment throughout the year. At our largest fire plant, we plan to continue integrating labor into a reconfigured factory footprint and expect production to increase throughout the first half of fiscal 2020. During this time, we will also reconfigure the footprint, and expect to benefit from right sized staffing levels, at another primary fire plant. We believe these actions set up for a strong second half production cadence and improved operational efficiencies as we build against our increased backlog. In addition, the ambulance division will begin shipping on a large municipal order late in the first quarter and we believe it will benefit from the introduction of several new products which are both expected to contribute to year over year growth.”

Commercial Segment

Commercial segment net sales were $205.5 million in the fourth quarter 2019, an increase of $23.6 million, or 13 percent, from $181.9 million in the fourth quarter 2018. The increase in net sales was primarily the result of increased transit bus units sold compared to the prior year quarter. Commercial net sales for full year 2019 were $720 million, a 12.8 percent increase from $638.5 million in full year 2018. Commercial backlog at the end of the fourth quarter 2019 was $317.3 million, a decrease of 16.8 percent compared to $381.4 million at the end of fiscal year 2018 due primarily to delivery of buses under one large municipal contract, and seasonally down 19.7 percent from $395.3 million at the end of the third quarter 2019. The backlog is not reflective of orders against the Chicago Pace award announced within the quarter or a recently received LA County add-on award which are expected to be recorded in backlog in the first quarter of fiscal 2020.

Commercial segment Adjusted EBITDA was $16.3 million in the fourth quarter 2019, compared to $9.6 million in the fourth quarter 2018. This increase was primarily due to favorable product mix as a result of higher volumes of transit bus units sold and higher profitability across many of the segment’s other businesses. Adjusted EBITDA margin was 7.9 percent of net sales in the fourth quarter 2019 compared to 5.3 percent in the fourth quarter 2018. Full year 2019 Adjusted EBITDA in the Commercial segment was $56.0 million, compared to $38.1 million in full year 2018. Commercial segment Adjusted EBITDA margin for full year 2019 was 7.8 percent of sales, compared to 6.0 percent for full year 2018.

Mr. Sullivan commented, “We are pleased to see a continuation of solid execution and margin improvement across much of the Commercial segment. During the fourth quarter 2019 we announced an incremental municipal transit bus award, and subsequent to fiscal year end we officially received a substantial municipal transit bus add-on award, which we believe provides a strong tailwind for the Bus division through fiscal 2020 and into fiscal 2021. However, we expect this will be partially offset as market visibility for the Specialty division is currently diminished and there was one larger commercial bus order in fiscal 2019 that will not recur. In addition, during the quarter the Company and Daimler have agreed in principal to sell the Company’s interest in the Setra motor coach North America distribution joint venture to Daimler, which is expected to close by the end of the first quarter 2020.”

Recreation Segment

Recreation segment net sales were $173.7 million in the fourth quarter 2019, a decrease of $61.7 million, or 26.2 percent, from $235.4 million in the fourth quarter 2018. The decrease in net sales was primarily due to lower net sales attributable to our Class A business, and to lesser extent, lower Super C, towable and camper unit sales. Recreation net sales for the full year 2019 were $716.3 million, an 11.8 percent decrease from $811.9 million in full year 2018. Recreation segment backlog at the end of the fourth quarter 2019 was

$167.0 million, which was down 42.6 percent from $290.7 million at the end of fiscal year 2018, but up 28.8 percent sequentially from $129.7 million at the end of the third quarter 2019.

Recreation segment Adjusted EBITDA was $7.5 million in the fourth quarter 2019, compared to $21.8 million in the fourth quarter 2018. The decrease in Adjusted EBITDA was due to decreased profitability in most categories due to lower wholesale shipments as dealers reduced inventories. Adjusted EBITDA margin of 4.3 percent of net sales in the fourth quarter 2019 decreased 500 basis points compared to 9.3 percent in the fourth quarter 2018. Full year 2019 Adjusted EBITDA in the Recreation segment was $46.8 million, compared to $60.4 million in full year 2018. Recreation segment Adjusted EBITDA margin for full year 2019 declined 90 basis points to 6.5 percent of sales, compared to 7.4 percent for full year 2018.

Mr. Sullivan commented, “All product categories enjoyed a successful Elkhart RV Open House in September, resulting in several design awards and new dealer wins in key, high volume territories. The strength of our new product lineup was demonstrated at the show and we expect our product portfolio positions us to outperform the industry as wholesale shipments are anticipated to become more closely aligned with retail sales going forward. In addition, we believe the restructuring actions taken in this segment during fiscal 2019 will provide profitability tailwind in fiscal 2020 that is not tied to volumes.”

Working Capital, Liquidity, and Capital Allocation

As of October 31, 2019, management decided to divest its partnership interest in REV Coach LLC, a joint venture with Daimler to distribute Setra motor coaches in North America, to Daimler for an undisclosed amount. The transaction is expected to close by the end of the first quarter of fiscal 2020.

Net working capital2 for the Company at October 31, 2019 was $436.2 million compared to $445.0 million at the end of fiscal year 2018, representing 88 basis points improvement as a percentage of trailing twelve-month net sales. The decrease in net working capital was due to the decrease in excess inventory and finished goods, partially offset by an increase in raw materials and work in progress as we work to increase production targeted at reducing the backlog duration in our F&E segment.

The Company reduced net debt by $35.4 million during the fiscal year. Cash and cash equivalents totaled $3.3 million at October 31, 2019. Net debt3 was $373.3 million and the Company had $225.7 million available under its ABL revolving credit facility as of October 31, 2019. Cash from the sale of other assets of $24.0 million also contributed to the debt reduction within the fiscal year. Capital expenditures in the fourth quarter 2019 were $6.7 million compared to $8.7 million in the prior year quarter and totaled $20.8 million for the full year 2019 compared to $41.0 million for full year 2018. In addition, the Company reached an agreement with its banking partners during the quarter to adjust its net debt to EBITDA financial maintenance covenant to 4.0x from 3.5x through the end of the third quarter 2020.

During the quarter the Company did not repurchase any shares. During fiscal year 2019, the Company repurchased a total of 717,597 of its common shares for $8.3 million, an average repurchase price of $11.62 per share. Shares outstanding as of October 31, 2019 were 62,217,486.

Fiscal 2020 Outlook

The Company also provided its initial outlook for fiscal year 2020, which includes the following performance expectations:

•	Full year 2020 revenue of $2.45 to $2.6 billion
•	Net income of $11 to $31 million
•	Adjusted EBITDA of $105 to $120 million
•	Adjusted Net Income of $32 to $50 million
•	Capital Expenditures of $20 to $25 million
•	Interest expense of $27 to $31 million
•	Effective tax rate of 26 percent to 28 percent
•	Net cash provided by operating activities of $50 to $70 million, plus $5 to $10 million of net cash from sale of other assets

Mr. Sullivan concluded, “We continue to believe most of our end markets remain strong outside of Recreation and our Specialty division, and that we have taken necessary steps to improve execution and profitability in fiscal 2020. Our strategic review resulted in the decision to divest our interest in our North America motor coach distribution joint venture, as well as additional plant restructurings within our businesses. This strategic review process is ongoing, and we will continue to take any actions we feel necessary and appropriate to maximize shareholder value as we progress through fiscal year 2020.”

[2]	Net Working Capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).
[3]	Net Debt is defined as total debt (net of deferred financing costs) less cash and cash equivalents.

Quarterly Dividend

Our board of directors declared a quarterly dividend for our fourth quarter of 2019, payable on February 28, 2020, to holders of record on January 31, 2020, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

REV Group, Inc. will host a conference call to discuss its fourth quarter 2019 results and outlook on December 19th at 11:00 a.m. EST. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 29 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance as well as for the add-back of non-cash intangible asset amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Drew Konop

VP, Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

	October 31, 2019	October 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$3.3	$11.9
Accounts receivable, net	253.5	266.9
Inventories, net	513.4	514.0
Other current assets	19.4	24.0
Assets held for sale	19.5	26.3
Total current assets	809.1	843.1
Property, plant and equipment, net	201.7	214.3
Goodwill	159.8	161.8
Intangible assets, net	159.9	174.6
Other long-term assets	16.6	14.3
Total assets	$1,347.1	$1,408.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$3.6	$1.3
Accounts payable	200.8	218.1
Customer advances	129.9	117.8
Accrued warranty	16.1	19.0
Other current liabilities	70.2	55.5
Liabilities held for sale	15.4	5.5
Total current liabilities	436.0	417.2
Long-term debt, less current maturities	376.6	420.6
Deferred income taxes	15.4	19.9
Other long-term liabilities	13.9	18.0
Total liabilities	841.9	875.7
Commitments and contingencies
Shareholders' Equity:
Common stock ($.001 par value, 605,000,000 shares authorized; 62,217,486 and 62,683,808 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	490.8	492.1
Retained earnings	15.8	40.6
Accumulated other comprehensive loss	(1.7)	(1.4)
Total REV's shareholders' equity	505.0	531.4
Non-controlling interest	0.2	1.0
Total shareholders' equity	505.2	532.4
Total liabilities and shareholders' equity	$1,347.1	$1,408.1

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	(Unaudited) Three Months Ended		Twelve Months Ended
	October 31, 2019	October 31, 2018	October 31, 2019	October 31, 2018
Net sales	$652.9	$659.8	$2,403.7	$2,381.3
Cost of sales	591.2	586.7	2,151.9	2,103.3
Gross profit	61.7	73.1	251.8	278.0
Operating expenses:
Selling, general and administrative	54.0	49.5	199.3	182.8
Research and development costs	1.1	1.6	4.8	6.5
Amortization of intangible assets	4.0	4.5	17.2	18.1
Restructuring	1.5	0.2	5.7	7.2
Impairment charges	6.1	35.6	8.9	35.6
Total operating expenses	66.7	91.4	235.9	250.2
Operating (loss) income	(5.0)	(18.3)	15.9	27.8
Interest expense, net	8.3	7.4	32.5	25.6
(Loss) income before benefit for income taxes and non-controlling interest	(13.3)	(25.7)	(16.6)	2.2
Benefit for income taxes	(3.5)	(3.7)	(3.5)	(10.8)
Net (loss) income before non-controlling interest	(9.8)	(22.0)	(13.1)	13.0
Less: net loss attributable to non-controlling interest	(0.8)	—	(0.8)	—
Net (loss) income	$(9.0)	$(22.0)	$(12.3)	$13.0

(Loss) income per common share:
Basic	$(0.14)	$(0.35)	$(0.20)	$0.20
Diluted	$(0.14)	$(0.35)	$(0.20)	$0.20
Dividends declared per common share	$0.05	$0.05	$0.20	$0.20

Adjusted income per common share:
Basic	$0.05	$0.28	$0.48	$1.14
Diluted	$0.05	$0.28	$0.48	$1.11

Weighted Average Shares Outstanding:
Basic	62,532,440	63,101,433	62,789,165	63,966,977
Diluted	62,532,440	63,443,646	62,789,165	65,210,169

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Fiscal Year Ended
	October 31, 2019	October 31, 2018	October 31, 2017
Cash flows from operating activities:
Net (loss) income	$(13.1)	$13.0	$31.4
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	45.7	46.0	37.8
Amortization of debt issuance costs	2.0	1.9	1.8
Amortization of Senior Note discount	—	—	0.1
Stock-based compensation expense	7.2	6.3	26.6
Deferred income taxes	(5.0)	(4.1)	2.9
Loss on early extinguishment of debt	—	—	11.9
Gain on sale of assets	(1.9)	(3.0)	(1.2)
Impairment charges	8.9	35.6	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Receivables, net	13.4	(22.3)	(39.7)
Inventories, net	(2.7)	(74.5)	(61.9)
Other current assets	(9.8)	(12.2)	(1.2)
Accounts payable	(17.2)	6.1	54.7
Accrued warranty	(8.6)	(11.3)	(6.2)
Customer advances	12.1	21.9	(0.8)
Other liabilities	24.6	(23.6)	(22.2)
Long-term assets	(3.1)	1.0	(0.8)
Net cash provided by (used in) operating activities	52.5	(19.2)	33.2
Cash flows from investing activities:
Purchase of property, plant and equipment	(20.8)	(40.6)	(54.0)
Purchase of rental fleet vehicles	(3.0)	(20.1)	(17.7)
Purchase of land in Riverside, CA	—	—	(7.6)
Proceeds from sale of assets	24.0	8.7	6.6
Investment in China JV	—	(7.6)	—
Acquisition of businesses, net of cash acquired	—	(60.0)	(156.4)
Net cash provided by (used in) investing activities	0.2	(119.6)	(229.1)
Cash flows from financing activities:
Net (repayments) proceeds from borrowings under April 2017 ABL Facility	(90.0)	141.5	75.9
Net proceeds from borrowings of Term Loan	49.2	50.0	75.0
Repayments on Term Loan	(1.5)	—	—
Payment of dividends	(12.5)	(12.8)	(6.4)
Repurchase and retirement of common stock	(8.3)	(53.3)	—
Net proceeds from initial public offering	—	—	253.6
Payment of debt issuance costs	(0.2)	(1.0)	(6.8)
Repayment of long-term debt and capital leases	—	—	(180.0)
Senior Note prepayment premium	—	—	(7.7)
Proceeds from exercise of common stock options, net of employer payroll taxes	0.6	9.5	2.6
Other financing activities	1.4	(1.0)	(3.3)
Net cash (used in) provided by financing activities	(61.3)	132.9	202.9
Net (decrease) increase in cash and cash equivalents	(8.6)	(5.9)	7.0
Cash and cash equivalents, beginning of year	11.9	17.8	10.8
Cash and cash equivalents, end of year	$3.3	$11.9	$17.8

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	(Unaudited) Three Months Ended October 31,		Twelve Months Ended October 31,
	2019	2018	2019	2018
Net Sales:
Fire & Emergency	$269.0	$250.5	$967.9	$956.6
Commercial	205.5	181.9	720.0	638.5
Recreation	173.7	235.4	716.3	811.9
Corporate & Other	4.7	(8.0)	(0.5)	(25.7)
Total	$652.9	$659.8	$2,403.7	$2,381.3

Adjusted EBITDA:
Fire & Emergency	$7.4	$18.5	$43.2	$86.0
Commercial	16.3	9.6	56.0	38.1
Recreation	7.5	21.8	46.8	60.4
Corporate & Other	(11.9)	(10.5)	(43.9)	(36.5)
Total	$19.3	$39.4	$102.1	$148.0

Adjusted EBITDA Margin:
Fire & Emergency	2.8%	7.4%	4.5%	9.0%
Commercial	7.9%	5.3%	7.8%	6.0%
Recreation	4.3%	9.3%	6.5%	7.4%
Corporate & Other	n/m	n/m	n/m	n/m
Total	3.0%	6.0%	4.2%	6.2%

Period-End Backlog:			October 31, 2019	October 31, 2018
Fire & Emergency			$832.7	$707.5
Commercial			317.3	381.4
Recreation			167.0	290.7
Total			$1,317.0	$1,379.6

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended October 31, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net (loss) income	$(1.7)	$10.5	$1.9	$(19.7)	$(9.0)
Depreciation & amortization	3.5	1.9	3.7	1.6	10.7
Interest expense, net	1.1	0.4	—	6.7	8.2
Benefit for income taxes	—	—	—	(3.5)	(3.5)
EBITDA	2.9	12.8	5.6	(14.9)	6.4
Transaction expenses	(0.3)	(0.3)	—	0.9	0.3
Sponsor expense reimbursement	0.6	—	—	0.2	0.8
Restructuring costs	0.9	0.2	0.3	0.1	1.5
Stock-based compensation expense	—	—	—	(0.1)	(0.1)
Legal matters	—	—	1.0	1.3	2.3
Impairment charges	3.3	2.2	0.6	—	6.1
Losses attributable to assets held for sale	—	1.4	—	—	1.4
Deferred purchase price payment	—	—	—	0.6	0.6
Adjusted EBITDA	$7.4	$16.3	$7.5	$(11.9)	$19.3

	Three Months Ended October 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$11.8	$(8.7)	$16.0	$(41.1)	$(22.0)
Depreciation & amortization	3.4	2.5	3.9	2.3	12.1
Interest expense, net	0.8	0.4	0.2	5.8	7.2
Provision for income taxes	—	—	—	(5.0)	(5.0)
EBITDA	16.0	(5.8)	20.1	(38.0)	(7.7)
Transaction expenses	—	—	—	0.7	0.7
Sponsor expense reimbursement	—	—	—	0.4	0.4
Restructuring costs	—	—	0.2	—	0.2
Stock-based compensation expense	—	—	—	1.2	1.2
Legal matters	—	—	—	2.8	2.8
Impairment charges	0.8	12.8	1.5	20.5	35.6
Losses attributable to assets held for sale	1.7	2.6	—	—	4.3
Deferred purchase price payment	—	—	—	1.9	1.9
Adjusted EBITDA	$18.5	$9.6	$21.8	$(10.5)	$39.4

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Twelve Months Ended October 31, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$17.9	$35.9	$26.7	$(92.8)	$(12.3)
Depreciation & amortization	14.1	8.5	15.6	7.2	45.4
Interest expense, net	4.0	2.0	0.2	26.2	32.4
Benefit for income taxes	—	—	—	(3.5)	(3.5)
EBITDA	36.0	46.4	42.5	(62.9)	62.0
Transaction expenses	0.1	(0.3)	—	1.2	1.0
Sponsor expense reimbursement	0.7	—	—	0.7	1.4
Restructuring costs	1.3	0.2	2.0	2.2	5.7
Stock-based compensation expense	—	—	—	7.2	7.2
Legal matters	1.8	—	1.7	4.2	7.7
Impairment charges	3.3	5.0	0.6	—	8.9
Losses attributable to assets held for sale	—	4.7	—	—	4.7
Deferred purchase price payment	—	—	—	3.5	3.5
Adjusted EBITDA	$43.2	$56.0	$46.8	$(43.9)	$102.1

	Twelve Months Ended October 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$60.7	$7.1	$41.9	$(96.7)	$13.0
Depreciation & amortization	15.0	9.7	13.4	7.4	45.5
Interest expense, net	3.8	2.2	0.5	18.8	25.3
Benefit for income taxes	—	—	—	(12.2)	(12.2)
EBITDA	79.5	19.0	55.8	(82.7)	71.6
Transaction expenses	0.2	—	—	2.6	2.8
Sponsor expense reimbursement	—	—	—	0.9	0.9
Restructuring costs	0.3	0.2	2.6	3.9	7.0
Stock-based compensation expense	—	—	—	6.3	6.3
Non-cash purchase accounting expense	0.4	—	0.5	—	0.9
Legal matters	0.7	0.3	—	4.5	5.5
Impairment charges	0.8	12.8	1.5	20.5	35.6
Losses atributable to assets held for sale	4.1	5.8	—	—	9.9
Deferred purchase price payment	—	—	—	6.0	6.0
First year public company costs	—	—	—	1.5	1.5
Adjusted EBITDA	$86.0	$38.1	$60.4	$(36.5)	$148.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2019	2018	2019	2018
Net (loss) income	$(9.0)	$(22.0)	$(12.3)	$13.0
Amortization of intangible assets	4.0	4.5	17.4	18.1
Transaction expenses	0.3	0.7	1.0	2.8
Sponsor expense reimbursement	0.8	0.4	1.4	0.9
Restructuring costs	1.5	0.2	5.7	7.0
Stock-based compensation expense	(0.1)	1.2	7.2	6.3
Non-cash purchase accounting expense	—	—	—	0.9
Legal matters	2.3	2.8	7.7	5.5
Impairment charges	6.1	35.6	8.9	35.6
Losses attributable to assets held for sale	1.4	4.3	4.7	9.9
Deferred purchase price payment	0.6	1.9	3.5	6.0
Impact of tax rate change	—	1.2	—	(11.3)
Income tax effect of adjustments	(4.6)	(13.2)	(15.2)	(23.5)
First year public company costs	—	—	—	1.5
Adjusted Net Income	$3.3	$17.6	$30.0	$72.7

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2020
	Low	High
Net Income	$11.0	$31.0
Depreciation and amortization	45.0	40.0
Interest expense, net	31.0	27.0
Income tax expense	4.0	12.0
EBITDA	91.0	110.0
Transaction expenses	1.0	—
Sponsor expense reimbursement	1.0	0.5
Stock-based compensation expense	8.0	7.0
Legal matters	3.5	2.5
Deferred purchase price payment	0.5	—
Adjusted EBITDA	$105.0	$120.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2020
	Low	High
Net Income	$11.0	$31.0
Amortization of intangible assets	14.0	15.5
Transaction expenses	1.0	—
Sponsor expense reimbursement	1.0	0.5
Stock-based compensation expense	8.0	7.0
Legal matters	3.5	2.5
Deferred purchase price payment	0.5	—
Income tax effect of adjustments	(7.5)	(6.5)
Adjusted Net Income	$31.5	$50.0